Exhibit 10.46

NOTICE OF GRANT OF RESTRICTED STOCK AWARD
(TIME-VESTING)

SEALED AIR CORPORATION
2014 OMNIBUS INCENTIVE PLAN
FOR GOOD AND VALUABLE CONSIDERATION, Sealed Air Corporation (the “Company”) hereby grants this Restricted Stock Award (the “Award”) of the number of shares of Restricted Stock set forth in this Notice of Grant of Restricted Stock Award (the “Notice”) to the Grantee designated in this Notice, pursuant to the provisions of the Company’s 2014 Omnibus Incentive Plan (the “Plan”) and subject to certain restrictions as outlined below in this Notice and the additional provisions set forth in the attached Terms and Conditions of Restricted Stock Award (the “Terms”). Together, this Notice, the attached Terms, and all Exhibits and Appendices to this Notice and the Terms constitute the “Agreement.” The terms and conditions of the Plan are incorporated by reference in their entirety into this Agreement. When used in this Agreement, the terms that are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable).

Grantee:    [__________]

Grant Date:	[__________]

Number of Shares of Restricted Stock:    [________]

Vesting Schedule:    Subject to the terms of the Plan and this Agreement, the shares of Restricted Stock shall become earned and vested, and the restrictions on the shares of Restricted Stock shall lapse, in accordance with the following schedule, in the event the Grantee does not have a Separation from Service prior to the applicable vesting date(s):

[INSERT VESTING SCHEDULE]

Only a whole number of shares of Restricted Stock will become vested as of any given vesting date. If the number of shares of Restricted Stock determined as of a vesting date is a fractional number, the number vesting will be rounded down to the nearest whole number with any fractional portion carried forward. No shares of Restricted Stock shall become earned and vested following the Grantee’s Separation from Service, except as expressly provided in this Notice below, as applicable, or as otherwise provided pursuant to the terms of the Plan.

Impact of Separation from Service on Vesting: See Exhibit A

Acceleration of Vesting on or following a Change in Control: See Exhibit A

The Grantee must accept this Agreement electronically pursuant to the online acceptance procedure established by the Company within ninety (90) days of receipt of this Notice; otherwise, the Company may, in its sole discretion, rescind the Award in its entirety.

EXHIBIT A

Separation from Service and Change in Control

(a)    Impact of Separation from Service; Change in Control. If the Grantee has a Separation from Service before any of the vesting date(s) specified under “Vesting Schedule” in the Notice, then any unearned shares of Restricted Stock shall become earned and vested, or be canceled, depending on the reason for the Separation from Service as follows:

                        (i)        Death or Disability. If the Grantee has a Separation from Service due to the Grantee’s death or Disability, any unearned shares of Restricted Stock shall become immediately earned and vested as of the date of such Separation from Service.

                        (ii)       Change in Control. Notwithstanding anything in this Agreement to the contrary but subject to the provisions of Section 16.3.1(i) of the Plan, if (A) a Change in Control occurs and (B) on or after the Change in Control and on or before the second anniversary of the Change in Control either (1) the Grantee has a Separation from Service by action of the Company or the Grantee’s employing Subsidiary for any reason other than Cause (excluding due to the Grantee’s death or Disability) or (2) the Grantee has a Separation from Service for Good Reason, then any unearned shares of Restricted Stock shall become immediately earned and vested as of the date of such Separation from Service.

(iii)      Any other Separation from Service. If the Grantee has a Separation from Service for any reason other than as specified in subparagraphs (i) or (ii) above, any shares of Restricted Stock that were not already earned and vested pursuant to the schedule specified under “Vesting Schedule” in the Notice as of the date of the Separation from Service shall be immediately canceled and forfeited as of the date of the Separation from Service and shall be returned to the Company in accordance with Section 3 of the Terms and Conditions.

(b)    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Cause” shall be defined as that term is defined in the Grantee’s offer letter or other applicable employment agreement; or, if there is no such definition, “Cause” means any conduct of a Grantee contained in the following list: (i) the Grantee engaging in fraud, embezzlement, or theft in connection with the Grantee’s duties or in the course of his or her employment; (ii) an act or omission by the Grantee that is willfully or grossly negligent, contrary to the Company’s or employing Subsidiary’s established policies or practices, or materially harmful to the Company’s or any Subsidiary’s business or reputation or to the business of the Company’s or any Subsidiary’s customers or suppliers as it relates to the Company or any Subsidiary; (iii) the Grantee’s plea of no contest to, or conviction of, a felony; (iv) the Grantee’s substantial failure to perform his or her duties after receiving notice of the failure from the Company or employing Subsidiary, which failure has not been cured within thirty (30) days after the Grantee receives notice of the failure; or (v) the Grantee’s breach of any non-competition or confidentiality covenant between the Grantee and the Company or any Subsidiary.

“Disability” shall be defined as permanent and total disability as determined in each case by the Committee in its discretion, which determination shall be final. Notwithstanding the foregoing, if this Award constitutes nonqualified deferred compensation within the meaning of Section 409A(d) of the Code and provides for an accelerated payment in connection with any Disability, “Disability” shall have the same meaning as set forth in any regulations, revenue procedure, revenue rulings, or other pronouncements issued by the Secretary of the United States Treasury pursuant to Section 409A of the Code, applicable to such arrangements.

“Good Reason” shall be defined as that term is defined in the Grantee’s offer letter or other applicable employment agreement; or, if there is no such definition, “Good Reason” means the Grantee’s Separation from Service following the initial existence of one or more of the following conditions without the consent of the Grantee: (i) a material diminution in the Grantee’s base compensation; (ii) a material diminution in the Grantee’s authority, duties, or responsibilities; or (iii) a material change in the geographic location at which the

Grantee must perform the services; provided, however, that a relocation of less than fifty (50) miles from the Grantee’s then present location will not be considered a material change in geographic location. For a Separation from Service to be considered for Good Reason, the Grantee must provide notice to the Company of the existence of the condition described above within thirty (30) days of the initial existence of the condition, upon the notice of which the Company has thirty (30) days to remedy the condition. If the condition is not remedied by the Company within thirty (30) days of the notice, the Grantee must have a Separation from Service within thirty (30) days after the failure to remedy the condition.

TERMS AND CONDITIONS OF RESTRICTED STOCK AWARD

The Restricted Stock Award (the “Award”) granted by Sealed Air Corporation (the “Company”) to the Grantee specified in the Notice of Grant of Restricted Stock Award (the “Notice”), to which these Terms and Conditions of Restricted Stock Award (the “Terms”) are attached, is subject to the terms and conditions of the Plan, the Notice, and these Terms. Together, the Notice, these Terms, and all Exhibits and Appendices to the Notice and these Terms constitute the “Agreement.” The terms and conditions of the Plan are incorporated by reference in their entirety into these Terms. When used in this Agreement, the terms that are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable). A Prospectus describing the Plan has been delivered to the Grantee. The Plan itself is available upon request.

1.	Grant of Shares of Restricted Stock.

(a)    As of the Grant Date set forth in the Notice, the Company grants to the Grantee the number of shares of Restricted Stock (the “Restricted Shares”) set forth in the Notice. If and when the restrictions set forth in this Agreement expire in accordance with this Agreement without forfeiture of the Restricted Shares, and upon the satisfaction of all other applicable conditions as to the Restricted Shares, including the requirements of Sections 4, 8(m), and 8(n) of these Terms, such shares shall no longer be considered Restricted Shares for purposes of this Agreement.

(b)    The period during which the Restricted Shares may not be transferred and are subject to a substantial risk of forfeiture under this Agreement (the “Period of Restriction”) begins on the Grant Date and ends on the date that the vesting conditions set forth in the Notice have been satisfied. Until the end of the Period of Restriction, neither the Restricted Shares nor any interest in such shares shall be sold, transferred, pledged, or encumbered. Any attempt to dispose of the Restricted Shares or any interest in the Restricted Shares in a manner contrary to the restrictions set forth in this Agreement during the Period of Restriction shall be void and of no effect.

(c)    If the Restricted Shares are held in certificated form, every certificate issued pursuant to this Agreement shall, so long as the restrictions described in this Agreement remain in effect, bear a legend in substantially the following form and shall have in effect a stop-transfer order with respect thereto:

This certificate and the shares represented hereby are held subject to the terms of the Sealed Air Corporation 2014 Omnibus Incentive Plan and a related Award Agreement, which Plan and Award Agreement provide that the shares issued pursuant thereto are subject to forfeiture to Sealed Air Corporation during a Period of Restriction and that neither such shares nor any interest therein may be sold, transferred, pledged or encumbered until the end of the Period of Restriction. If forfeiture occurs, the holder of the shares represented by this certificate will have no further rights with respect to such shares and this certificate will be deemed void. A copy of the 2014 Omnibus Incentive Plan is available for inspection at the executive offices of Sealed Air Corporation.

(d)    If the Restricted Shares are held by the Company until the end of the Period of Restriction, provided that the Restricted Shares have not been forfeited, the Company shall issue and deliver to the Grantee (or to the Grantee’s beneficiary, in the event of the Grantee’s death), at the end of the Period of Restriction, either a certificate or certificates or a statement in book entry form representing the shares of Stock free of the restrictive legend and stop-transfer instructions described in Section 1(c) above.

(e)    The Grantee may designate a beneficiary to receive the Restricted Shares in the event of the Grantee’s death in accordance with the Company’s beneficiary designation procedures, as in effect from time to time. If the Grantee does not designate a beneficiary, or if the Grantee’s designated beneficiary does not survive the Grantee, then the Grantee’s beneficiary will be the Grantee’s estate.

2.
Ownership Rights. During the Period of Restriction, the Grantee is entitled to all voting and ownership rights applicable to the Stock, provided that any cash dividends that may be paid on the Restricted Shares will be accrued (without interest) and shall be subject to the same vesting conditions as applicable to the Restricted Shares set forth in the Notice. To the extent the Restricted Shares become vested, any accrued dividends with respect to such Restricted Shares shall be paid in cash on or about the same time as the applicable vesting date for the Restricted Shares.

3.
Forfeiture and Return of Shares. With respect to all Restricted Shares that are forfeited, the Grantee shall have no further rights as a stockholder from and after the date of forfeiture. The Grantee agrees that forfeited Restricted Shares shall be deemed canceled and returned to the treasury of the Company and that the Grantee will have no further incidents of ownership, including the right to receive dividends or other distributions with respect to forfeited shares.

4.	Responsibility for Taxes.

(a)    Regardless of any action the Company takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account, or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items owed by the Grantee is and remains the Grantee’s responsibility and that such amount may exceed the amount actually withheld by the Company or the Affiliate that employs the Grantee (the “Employer”). The Grantee further acknowledges that the Company and/or the Employer (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant or vesting of the Restricted Shares, the receipt of any dividends, or the subsequent sale of shares of Stock; and (ii) does not commit and is under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee becomes subject to tax in more than one jurisdiction, the Grantee acknowledges that the Company and/or the Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)    Prior to vesting of the Restricted Shares, the Grantee shall pay or make adequate arrangements satisfactory to the Company to satisfy all withholding obligations of the Company. In this regard, the Grantee authorizes the Company to withhold all applicable Tax-Related Items legally payable by the Grantee (i) from the Grantee’s wages or other cash compensation paid to the Grantee by the Company; (ii) from proceeds of the sale of the shares of Stock, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization without further consent); and/or (iii) by the Company retaining a portion of the Restricted Shares otherwise vesting.

(c)    Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Grantee may receive a refund of any over-withheld amount in cash and will have no entitlement to the Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Stock, for tax purposes, the Grantee is deemed to have vested in the full number of shares of Stock, notwithstanding that a number of shares are held back solely for purposes of paying the Tax-Related Items due as a result of any aspect of the Grantee’s participation in the Plan.

(d)    Finally, the Grantee shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue and deliver shares of Stock in payment of any earned and vested Restricted Shares if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items as described in this Section 4.

5.
Grantee Representations. The Grantee hereby represents to the Company that the Grantee has read and fully understands the provisions of this Agreement, the Prospectus, and the Plan, and that the Grantee’s decision to participate in the Plan is completely voluntary.

The Grantee acknowledges that the Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan or the Grantee’s acquisition of any shares of Stock under the Plan or subsequent sale of such shares of Stock. The Grantee is relying solely on his or her own advisors with respect to the tax consequences of this Award.

6.
Regulatory Restrictions on the Shares Issued Upon Settlement. Notwithstanding the other provisions of this Agreement, the Committee shall have the sole discretion to impose such conditions, restrictions, and limitations on the issuance of shares of Stock with respect to this Award unless and until the Committee determines that such issuance complies with (i) any applicable registration requirements under the Securities Act (unless the Committee has determined that an exemption therefrom is available), (ii) any applicable listing requirement of any stock exchange on which the Stock is listed, (iii) any applicable Company policy or administrative rules, and (iv) any other applicable provision of state, federal, or foreign law, including foreign securities laws where applicable.

7.	Nature of Grant. By entering into this Agreement and accepting the grant of Restricted Shares evidenced hereby, the Grantee acknowledges, understands, and agrees that:

(a) the grant of Restricted Shares shall not create a right to employment with the Company, the Employer, or any Affiliate and shall not interfere with the ability of the Company, the Employer, or any Affiliate to terminate the Grantee’s employment or service relationship (if any);

(b) the Restricted Shares and any payment made pursuant to the Restricted Shares are not part of normal or expected compensation or salary for purposes of, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, or end-of-service payments; bonuses; long-service awards; pension, retirement, or welfare benefits; or similar payments; and

(c) no claim or entitlement to compensation or damages in favor of the Grantee (or any person claiming through the Grantee) shall arise from forfeiture of the Restricted Shares resulting from termination of the Grantee’s employment or service (for any reason whatsoever, whether or not such termination is later found to be invalid or in breach of the employment laws in the jurisdiction where the Grantee is employed or providing services or the terms of the Grantee’s employment or service agreement, if any) or recoupment of all or any portion of any payment made pursuant to the Restricted Shares as provided by the Company’s Policy on Recoupment of Incentive Compensation.

8.	Miscellaneous.

(a)    Notices. Any notice that either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as the Company may notify the Grantee from time to time; and to the Grantee at the Grantee’s electronic mail or postal address as shown on the records of the Company from time to time, or at such other electronic mail or postal address as the Grantee, by notice to the Company, may designate in writing from time to time.

(b)    Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

(c)    Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof. Any prior agreements, commitments, or negotiations concerning the Award are superseded.

(d)    Binding Effect; Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and, to the extent not prohibited herein, their respective heirs, successors, assigns, and representatives. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and, as provided above, their respective heirs, successors, assigns, and representatives any rights, remedies, obligations, or liabilities.

(e)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law, and applicable federal law.

(f)    Dispute Resolution. In the event of any dispute, claim, question, or disagreement arising out of or relating to this Award, the parties shall use their best efforts to settle such dispute, claim, question, or disagreement. To this effect, they shall consult and negotiate with each other, in good faith, and, recognizing their mutual interests, attempt to reach a just and equitable resolution satisfactory to both parties. If the parties do not reach such a resolution within a period of thirty (30) days, then any such unresolved dispute or claim, upon notice by any party to the other, shall be submitted to and finally settled by arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) in effect at the time demand for arbitration is made by any such party. The parties shall mutually agree upon a single arbitrator within thirty (30) days of such demand. In the event that the parties are unable to so agree within such 30-day period, then within the following 30-day period, one arbitrator shall be named by each party. A third arbitrator shall be named by the two arbitrators so chosen within ten (10) days after the appointment of the first two arbitrators. In the event that the third arbitrator is not agreed upon, he or she shall be named by the AAA. Arbitration shall occur in the State of North Carolina or such other location as may be mutually agreed to by the parties. The award made by all or a majority of the panel of arbitrators shall be final and binding, and judgment may be entered based upon such award in any court of law having competent jurisdiction. The award is subject to confirmation, modification, correction, or vacation only as explicitly provided in Title 9 of the United States Code. The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. The United States Arbitration Act and the Rules shall govern the interpretation, enforcement, and proceedings pursuant to this Section 8(f). Any provisional remedy that would be available from a court of law shall be available from the arbitrators to the parties to this Agreement pending arbitration. Either party may make an application to the arbitrators seeking injunctive relief to maintain the status quo, or may seek from a court of competent jurisdiction any interim or provisional relief that may be necessary to protect the rights and property of that party, until such time as the arbitration award is rendered or the controversy is otherwise resolved. To the full extent permitted by law and upon presentation of appropriate documentation, all reasonable legal fees and expenses incurred by the Grantee as a result of any dispute under this Section 8(f) involving the validity or enforceability of, or liability under, any provision of this Agreement shall be paid by the Company if the Company unreasonably or maliciously contested the validity or enforceability of any provision of this Agreement. By agreeing to binding arbitration, the Grantee hereby waives his or her right to a jury trial.

(g)    Venue. Any arbitration, legal or equitable action, or any proceeding arising directly, indirectly, or otherwise in connection with, out of, related to, or from the Agreement, or any provision hereof, shall exclusively be filed and adjudicated in Mecklenburg County, North Carolina and no other venue.

(h)    Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

(i)    Conflicts; Amendment. The provisions of the Plan are incorporated in this Agreement in their entirety. In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall control. This Agreement may be amended at any time by the Committee, provided that no amendment (including any action under Section 6.3 of the Plan) may, without the consent of the Grantee, materially impair the Grantee’s rights with respect to the Award. The Committee shall have full authority and discretion, subject only to the terms of the Plan, to decide all matters relating to the administration or interpretation of the Plan, the Award, and the Agreement, and all such action by the Committee shall be final, conclusive, and binding upon the Company and the Grantee.
(j)    No Right to Continued Employment. Nothing in this Agreement shall confer upon the Grantee any right to continue in the employ or service of the Employer or affect the right of the Employer to terminate the Grantee’s employment or service at any time.

(k)    Further Assurances. The Grantee agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver, and perform all additional documents, instruments, and agreements that may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of this Agreement and the Plan.

(l)    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Award to the extent that the Company determines it is necessary or advisable for legal and administrative reasons, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(m)    Recovery of Compensation. In accordance with Section 3.3 of the Plan, the Award is subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) any policies adopted by the Company to implement such requirements, and (iii) the Company’s Policy on Recoupment of Incentive Compensation, as in effect from time to time, all to the extent determined by the Committee to be applicable to the Grantee.

(n)    Restrictive Covenants. If the Grantee is subject to any employment-related covenants (including covenants regarding non-competition, non-solicitation of customers/employees, and preservation of confidential information) under any agreement with the Company or any Affiliate, the vesting and receipt of benefits under this Award is specifically conditioned on the Grantee’s compliance with such covenants. To the extent allowed by and consistent with applicable law and any applicable limitations period, if it is determined at any time that the Grantee has materially breached any such covenant, the Company will be entitled to (i) cause any unvested portion of the Award to be immediately canceled without any payment of consideration by the Company and (ii) recover from the Grantee in its sole discretion some or all of the shares of Stock (or proceeds received by the Grantee from such shares of Stock) paid to the Grantee pursuant to this Agreement. The Grantee recognizes that if the Grantee breaches any such covenant, the losses to the Company and/or any Affiliate may amount to the full value of any shares of Stock paid to the Grantee pursuant to this Agreement.

(o)    Severability. The provisions of this Agreement are severable and, if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(p)    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.